Exhibit 10.3

EXECUTION VERSION

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THIS NOTE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE UNDER SUCH LAWS AND ANY SUCH TRANSFER OR RESALE MAY REQUIRE COMPLIANCE WITH THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

SECURED PROMISSORY NOTE

Date of Note:	May 16, 2025

Principal Amount of Note:	$2,500,000 plus PIK Interest

For value received, VenHub Global, Inc., a Delaware corporation (the “Company”), VenHub IP, LLC, a Delaware limited liability company, VenHub, LLC, a Delaware limited liability company, and VenHub Services, LLC, a Delaware limited liability company (together with the Company, each a “Borrower” and collectively, the “Borrowers”), jointly and severally promise to pay to the undersigned holder or such party’s registered assigns in accordance with Section 5(c) hereof (the “Holder”) the principal amount of two million five hundred thousand dollars ($2,500,000), with interest on the outstanding principal amount at a rate equal to four percent (4%) per annum, or the maximum rate permissible by law, whichever is less. Interest shall commence with and include the date hereof and shall continue on the unpaid outstanding principal amount (including all PIK Interest added to principal) on this note (the “Note”) until paid. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall compound and be capitalized semi-annually as PIK Interest. All interest and principal, unless previously prepaid, shall be due and payable on the earlier of (a) the date that is five (5) years after the date of this Note and (b) the date of any repayment, prepayment or redemption in respect of the Convertible Notes (as defined below) (the “Maturity Date”).

1. Basic Terms.

(a) Payments. All interest on this Note shall accrue and be capitalized (added to the principal amount) on each semi-annual anniversary of this Note ("PIK Interest"). Such PIK Interest shall be treated as principal for all purposes under this Note, including with respect to the accrual of interest thereon. All payments of principal and accrued PIK Interest shall be in lawful money of the United States of America and shall be made to the Holder.

(b) Prepayment.

(i) The Borrowers may prepay this Note in whole or in part at any time without the consent of the Holder, together with all interest that has accrued and all PIK Interest that has been capitalized through the date of prepayment and all other amounts due hereunder in respect of the amount prepaid, without premium or penalty.

(ii) Borrowers shall promptly (and in any event within five (5) business days) repay this Note in full plus accrued interest (A) following the issuance of equity securities of the Company issued in connection with any bona fide financing, including an IPO, de-SPAC, Direct Listing (each as defined in the Investor Rights Agreement, dated as of the date hereof, between the Company and the Holder (as amended, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”)) or similar transaction, (B) following the acquisition of a majority of the capital stock of the Company or other similar change of control transaction, or (C) with the net cash proceeds from any other equity or debt financing in excess of twelve million five hundred thousand dollars ($12,500,000).

(iii) If any amounts remain outstanding under this Note after September 30, 2025, then promptly (and in any event within five (5) business days) after each time the Borrowers receive cash deposits on five (5) VenHub Smart Stores, the Borrowers shall repay thirty thousand dollars ($30,000) of the aggregate principal amount under this Note, together with all accrued and unpaid interest on such amount.

2. Representations and Warranties.

(a) Organization, Good Standing and Qualification. Each Borrower is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Each Borrower is duly qualified to transact business and (if applicable) is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or financial condition.

(b) Authorization. All action on the part of each Borrower, and its officers, directors, managers and/or equity holders, necessary for the authorization, execution and delivery of this Note and the performance of its obligations hereunder has been taken. This Note, when executed and delivered by each Borrower, shall constitute a valid and legally binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally.

(c) No Violation. The execution, delivery and performance by each Borrower of this Note do not (i) violate or contravene any provision of the organizational documents of such Borrower or (ii) result in any violation of applicable law or breach of or default under any contract, obligation, indenture or other instrument to which such Borrower is a party or may be bound.

(d) Collateral. Each Borrower has good and valid title to the Collateral, and the Borrowers collectively own all intellectual property that, individually or in the aggregate, is material to the business of the Company and its subsidiaries. There are no liens or security interests of any person in the Collateral, except pursuant to this Note.

3. Covenants. During such time that any principal or interest on this Note remains outstanding:

(a) Financial Statements; Other Information. The Company shall deliver to the Holder copies of its annual and quarterly financial statements concurrently with delivery thereof to holders of the Company’s convertible promissory notes (the “Convertible Notes”), together with any other financial or other information delivered to holders of the Convertible Notes and such other information as required by the Investor Rights Agreement.

(b) Borrower Information. The Company shall provide written notice to the Holder in advance of any change in any Borrower’s legal name, jurisdiction, tax or organizational identification number or chief executive office.

(c) Intellectual Property. Together with delivery of its quarterly financial statements, the Company shall provide written notice to the Holder of any updates to Schedule 1 hereto, identifying any new registrations of patents, trademarks or copyrights, or applications therefor, with the United States Patent and Trademark Office or the United States Copyright Office, and shall execute any intellectual property security agreements evidencing the Holder’s security interest in such patents, trademarks and/or copyrights, for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(d) Notices of Material Events. The Company shall provide written notice to the Holder promptly (and in any event within seven (7) business days) after the occurrence of any Event of Default.

(e) Additional Co-Borrowers. The Borrowers shall provide written notice to the Holder in advance of any subsidiary of the Company being formed or acquired after the date hereof, and at the request of the Holders, such new subsidiary shall become a co-borrower hereunder pursuant to customary joinder documentation in form and substance satisfactory to the Holder if at any time it holds more than $100,000 in assets.

(f) Debt. The Borrowers will not incur any debt for borrowed money that is senior or pari passu in right of payment to this Note, other than any debt in existence on the date hereof and Excluded Indebtedness (as defined in each Convertible Promissory Note Purchase Agreement, dated as of August 16, 2024, December 2, 2024 and February 14, 2025, among the Company and the holders of the Convertible Notes (collectively, as amended, supplemented or otherwise modified from time to time, the “Convertible Note Purchase Agreement”)).

(g) Liens and Dispositions. The Borrowers will not (i) incur, permit or suffer to exist any liens on the Collateral (other than (a) liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) liens imposed by law which were incurred in the ordinary course of business and not in connection with the borrowing of money, and (c) other involuntary liens securing amounts not in excess of $500,000) or (ii) sell, transfer, exclusively license or otherwise dispose of any Collateral that, individually or in the aggregate, is material to the business of the Company and its subsidiaries.

(h) Modification and Payments of Other Debt. The Borrowers will not make payments on any other debt except for amounts scheduled to be made pursuant to agreements in effect on the date hereof, and will not amend or otherwise modify the terms of any other debt in a manner that is adverse to the Borrowers, including any increase in the amount of payments required to be made thereunder, or the shortening of the maturity thereof. Notwithstanding anything to contrary herein, the Company shall not make any payment or redemption in respect of the Convertible Notes pursuant to the Put Right (as defined in the Convertible Notes) or at the maturity of the Convertible Notes, while this Note is outstanding.

4. Events of Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (i) or (ii) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i) any Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(ii) an involuntary petition is filed against any Borrower (unless such petition is dismissed or discharged within 45 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of such Borrower);

(iii) (a) the security interest created by this Note shall at any time fail to constitute a valid security interest on all of the Collateral (as defined below) purported to be encumbered hereby or (b) any Borrower challenges the validity of the security interest created by this Note;

(iv) the Borrowers fail to make any payments when due and payable under this Note that continues for more than 5 business days;

(v) the Borrowers fail to satisfy any covenant, obligation or other requirement (A) under Sections 3(d), (f), (g) and (h) of this Note or (B) otherwise under this Note or any agreements related thereto that, with respect to this clause (B), is not cured within 30 days of notice or the Borrowers’ knowledge;

(vi) any representation or warranty made by the Borrowers pursuant to this Note shall prove to be incorrect, false or misleading; or

(vii) the occurrence of an “event of default” or similar event with respect to any other debt of the Borrowers in excess of $750,000 that permits the lenders or holders of such debt to accelerate the amounts due and payable thereunder; provided that if such “event of default” or similar event is cured or waived within 30 days after the occurrence thereof, and the lenders or holders thereof have not accelerated the amounts due and payable thereunder, the corresponding Event of Default pursuant to this clause (vii) shall be automatically deemed cured.

Upon any declaration of acceleration, the Maturity Date shall be deemed to be the date of such acceleration and the principal and interest under this Note shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder, under applicable law, and as provided for under this Note, whether at law or in equity. The failure of the Holder to declare this Note due and payable upon the occurrence and during the continuation of an Event of Default shall not be a waiver of its right to do so, and the Holder shall retain the right to declare this Note due and payable.

5. Miscellaneous Provisions.

(a) Waivers. Each Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

(b) Further Assurances. Each party hereto agrees and covenants that at any time and from time to time such party will promptly execute and deliver to the other party such further instruments and documents and take such further action as such party may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(c) Transfers of Note. This Note may not be assigned by the Borrowers without the prior written consent of the Holder. The Holder may assign its right, title and interest in this Note to any person upon notice to the Company with the Company’s express written consent, which shall not be unreasonably withheld; provided that the Company’s consent shall not be required for an assignment by the Holder (i) to any of its affiliates or (ii) if an Event of Default has occurred and is continuing. Company shall maintain at one of its offices a copy of any such instrument of transfer delivered to it and a register for the recordation of the names and addresses of each Holder (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers shall treat each person or entity whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note, notwithstanding notice to the contrary. The foregoing provisions are intended to cause this Note to be in registered form (within the meaning of Treasury Regulations Section 5f.103-1(c)) and shall be interpreted consistently therewith. If Holder is other than a United States person, Holder agrees to provide Company with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) establishing Holder’s status as other than a United States person, and if Holder is a United States person, Holder agrees to provide Company with a properly executed IRS Form W-9.

(d) Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Borrowers and the Holder. Upon the effectuation of such waiver or amendment with the consent of the Holder in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against any future holder of this Note.

(e) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware. In any action among or between any of the parties arising out of or relating to this Note, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note, the transactions contemplated hereby and thereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof and thereof.

(f) Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(g) Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(i) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier (or two days after deposit with a recognized international overnight courier with respect to international delivery), specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth below or at such other address(es) as such party may designate to the other party hereto:

Borrowers:

VenHub Global, Inc.

518 S Fair Oaks Ave.

Pasadena, CA 91105

Attention: Shahan Ohanessian

Email: shahan@venhub.com

A copy (which shall not constitute notice) of any notice to the Company shall be sent to Smith Eilers, PLLC, Attn: William Eilers, email: william@smitheilers.com.

Holder:

Target Global Acquisition I Corp.

c/o International Investment Group Holdings LLC

40 West 57 Street, 29th Floor

New York, NY 10019

Attention: Michael Minnick

Email: mm@iigholdings.com

(j) Expenses. The Borrowers and the Holder shall each bear their respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(k) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Borrowers under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(l) Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

6. Security Interest.

(a) Each Borrower hereby grants to Holder (the “Secured Party”), to secure the payment and performance in full of all of all amounts due pursuant to this Note, a continuing security interest in, and pledges to the Secured Party, the collateral described on Exhibit A hereto (the “Collateral”), and hereby authorizes the Secured Party to file financing statements or take any other action reasonably determined by the Secured Party to be required to perfect the Secured Party’s security interests in the Collateral, without notice to the Company, with all appropriate jurisdictions to perfect or protect the Secured Party’s interest or rights under this Note. During the existence of any Event of Default, the Secured Party may exercise all rights and remedies of a secured party under the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware (the “UCC”) or other applicable law.

(b) Upon payment in full in cash of the obligations outstanding under this Note, the Secured Party shall, at Borrowers’ sole cost and expense, terminate its security interest and release its liens in the Collateral and all rights therein shall revert to Borrowers and Secured Party shall take such other action as Borrowers may reasonably request to evidence such termination and release (at the sole cost and expense of the Borrowers).

(c) All of the Secured Party’s rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by applicable law shall be cumulative and may be exercised singly or concurrently.

[Signature pages follow]

The parties have executed this Secured Promissory Note as of the date first noted above.

BORROWERS:

VenHub Global, inc.

By:	/s/ Shahan Ohanessian
	Name:	Shahan Ohanessian
	Title:	Chief Executive Officer

VenHub IP, LLC

By:	/s/ Shahan Ohanessian
	Name:	Shahan Ohanessian
	Title:	Chief Executive Officer

VenHub, LLC

By:	/s/ Shahan Ohanessian
	Name:	Shahan Ohanessian
	Title:	Chief Executive Officer

VenHub Services, LLC

By:	/s/ Shahan Ohanessian
	Name:	Shahan Ohanessian
	Title:	Chief Executive Officer

The parties have executed this Secured Promissory Note as of the date first noted above.

HOLDER:

Target Global Acquisition I Corp.

By:	/s/ Michael Minnick
	Name:	Michael Minnick
	Title:	Chief Executive Officer

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrowers’ right, title and interest in and to the following personal property:

(a)	all intellectual property of the Borrowers and related rights thereto;

(b)	all books and records of the Borrowers pertaining to their intellectual property; and

(c)	all General Intangibles, Supporting Obligations and Proceeds in connection with or arising from the foregoing.

Terms in this Exhibit A not otherwise defined in the Note to which this Exhibit A is attached shall have the meanings set forth in the UCC.

Notwithstanding the foregoing, the Collateral shall not include (i) the “VenHub” brand name or (ii) United States intent-to-use trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of a registration issuing from such intent-to-use trademark or service mark applications under applicable federal law.

As of the date of this Note, the Borrowers’ registered patents, trademarks and copyrights, and applications therefor, are set forth on Schedule 1 hereto.

SCHEDULE 1

Registered Intellectual Property